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[KOGER LOGO]

                                                                      Exhibit 99

                                                              KOGER EQUITY, INC.
                                                     8880 Freedom Crossing Trail
                                                     Jacksonville, Florida 32256
                                                                  (904) 732-1000

                                                                         N E W S




              KOGER EQUITY ANNOUNCES THE SALE OF TULSA OFFICE PARK



JACKSONVILLE, FLORIDA, June 6, 2000 - Koger Equity, Inc. (NYSE:KE) announced the sale of its office park in Tulsa, Oklahoma, on June 1, 2000, for $29.3 million to KWIRP-TULSA ASSOCIATES, L.P. The Tulsa Koger Center, begun by Koger in 1974, consists of 13 office buildings containing 581,100 feet.

Thomas J. Crocker, Chief Executive Officer of Koger, said, "While this property has been successful for the Company over the years, the sale reflects our strategy to sell certain of our mature, developed office parks. The proceeds from the sale will initially be used to pay down short term debt."

Last year Koger completed construction of six office buildings consisting of 630,400 feet in five markets and purchased four additional buildings totaling 508,600 feet in two markets. This year, Koger has completed six office buildings totaling 579,200 feet in five markets and has two additional buildings under construction, which total 180,900 feet.

Koger Equity is a Jacksonville, Florida-based real estate investment trust that owns and operates properties in 14 southeastern and southwestern cities.